Exhibit H

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement under Schedule B of the Asian Infrastructure Investment Bank of our reports dated March 8, 2019 and April 3, 2019, relating to our audits of the financial statements as at and for the year ended December 31, 2017, and the financial statements as at and for the year ended December 31, 2018, respectively, which appear in Exhibits 2-A and 2, respectively, of the Asian Infrastructure Investment Bank’s Annual Report on Form 18-K for the year ended December 31, 2018. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ PricewaterhouseCoopers

Hong Kong

March 20, 2020